Exhibit 16.1

Deloitte & Touche LLP 925 Fourth Avenue Suite 3300 Seattle, Washington 98104-1126 United States of America Tel: +1 206 716 7000 Fax: +1 206 965 7000 www.deloitte.com

April 20, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of WMI Holdings Corp.’s (the “Company”) Form 8-K dated April 16, 2012, and have the following comments:

1.	We agree with the statements made in the first sentence of paragraph two, in lines one through five of paragraph three, and in paragraph four. As previously disclosed by the Company, on September 25, 2008, the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver of Washington Mutual Bank (“WMB”) and on September 26, 2008, Washington Mutual Inc. (“WMI”) filed a petition for relief under Chapter 11 of the United States Bankruptcy Code. Since that time, Deloitte & Touche LLP (“Deloitte”) has not performed any services as an independent registered accounting firm for WMB, WMI, or the Company. As such, Deloitte has not issued an audit report on WMI’s consolidated financial statements for any fiscal year subsequent to the fiscal year ended December 31, 2007. Deloitte’s reports with respect to WMI’s financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified with respect to uncertainty, audit scope, or accounting principle. During the fiscal years ended December 31, 2007 and 2006 and the subsequent interim period through April 10, 2012, there was no disagreement with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports on WMI’s consolidated financial statements. Further, during the fiscal years ended December 31, 2007 and 2006 and the subsequent interim period until the FDIC was appointed as receiver of WMB on September 25, 2008, there were no reportable events as defined by Item 304(a)(1)(v).

2.	We have no basis on which to agree or disagree with the statements made in:

•	Paragraph one, except that we were notified by the Interim Chief Executive Officer of the Company of our dismissal on April 11, 2012;
•	The second and third sentences of paragraph two, except as noted above; and
•	Line six of paragraph three, except as noted above.

Yours truly,

Member of Deloitte Touche Tohmatsu